Exhibit 16.1

December 20, 2006

Securities and Exchange Commission

450 Fifth Street NW

Washington, DC

20549 USA

Dear Sirs:

RE:   Heartland Oil and Gas Corp.

We have read Item 4.01 of the Form 8K dated December 18, 2006 of Heartland Oil and Gas Corp. and are in agreement with the statements contained in the Item 4.01.

Yours truly,

“Staley, Okada & Partners”

STALEY, OKADA & PARTNERS

Chartered Accountants

LV/tj